IHEARTMEDIA, INC. 2021 LONG-TERM INCENTIVE AWARD PLAN

PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE
(CASH-SETTLED)
iHeartMedia, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Performance Restricted Stock Units (the “PSUs”) described in this Performance Restricted Stock Unit Grant Notice (Cash-Settled) (this “Grant Notice”), subject to the terms and conditions of the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan (as amended from time to time, the “Plan”) and the Performance Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), and the exhibits attached as Exhibits B, C and D, each of which is incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice, the Agreement or Exhibit B or C hereto, have the meanings given to them in the Plan.

Participant:	[To be specified]
Grant Date:	[To be specified]
Target PSUs (total):	[100% of Total PSU Grant]
Target [____]:	[[__]% of Total PSU Grant]
Target [____]:	[[__]% of Total PSU Grant]
Vesting Date:	[___________]
Vesting Schedule:
Subject to Sections 2.2, 2.3 and 2.5 of the Agreement, the Earned PSUs (as defined on Exhibit B) shall vest on the Vesting Date, subject to and conditioned upon Participant’s continued service as an Employee through such date.

By accepting (whether in writing, electronically or otherwise) the PSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

IHEARTMEDIA, INC.	PARTICIPANT
By:
Name:	[Participant Name]
Title:

EXHIBIT A
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Performance Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice, Exhibits B or C or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
1.1Award of PSUs and Dividend Equivalents.
(a)The Company has granted the PSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive an amount in cash equal to the Fair Market Value of one Share on the applicable vesting date, as set forth in this Agreement.
(b)The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid. Any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
(c)This award of PSUs and Dividend Equivalents is referred to collectively herein as the “Award”.
1.2Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
1.4Defined Terms. For purposes of this Agreement, the following defined terms shall apply:
(a)“Assumed” means that an Assumption occurs with respect to the Award in connection with a Change in Control.

(b)“Cause” shall have the meaning ascribed to such term in any employment, offer letter or similar agreement between Participant and the Company or any of its affiliates, if applicable, or in the absence of any such employment (or similar) agreement, “Cause” means Participant’s (i) willful failure to substantially perform Participant’s duties (other than any such failure resulting from Participant’s physical or mental incapacity) that continues after written notice from the Company; (ii) willful misconduct, gross negligence, breach of fiduciary duty in connection with the performance of Participant’s duties, (iii) fraud, theft, embezzlement or material misuse of funds or property belonging to the Company or its affiliates; (iv) indictment with respect to, or plea of nolo contendere to, any felony (or state law requirement) or any crime involving fraud or moral turpitude; (v) a breach of any material policy or code of conduct established by the Company or any of its affiliates, (vi) a material breach of any Restrictive Covenants, (vii) reporting to work under the influence of alcohol or illegal drugs or the use of illegal drugs (whether or not at the workplace); provided, however, that with respect to (i), (ii), (v), (vi), or (vii) above, any determination of “Cause” may not be made until Participant has been given written notice detailing the specific Cause event and a period of ten days following receipt of such notice to cure such event (if susceptible to cure).
(c)“Change in Control” shall have the meaning ascribed to such term in the Plan, but shall not include a Change in Control that occurs solely pursuant to Section 11.6(d) of the Plan.
(d)“Death/Disability Termination” shall mean Participant’s Termination of Service as an Employee with the Company due to Participant’s death or Disability.
(e)“[_____] Performance Period” means the period beginning on [____] and ending on the earlier of [____] and the date of a consummation of a Change in Control.
(f)“Employee” means an “Employee” (as defined in the Plan); provided, however, that if the Company elects to place Participant in a “consulting status” (within the meaning of Participant’s employment agreement or employment offer letter with the Company), then Participant shall cease to be an Employee for purposes of this Agreement as of the date on which Participant is placed in such status.
(g)“Good Reason” shall have the meaning ascribed to such term in any employment, offer letter or similar agreement between Participant and the Company or any of its affiliates, if applicable, or in the absence of any such employment (or similar) agreement, “Good Reason” means, without Participant’s express written consent, the occurrence of any of the following events:
(i)the assignment to Participant of any position(s), duties or responsibilities (including reporting responsibilities) that constitutes a materially adverse change or material diminution in Participant’s position(s), duties or responsibilities with the Company (other than temporarily while incapacitated because of physical or mental illness),
(ii)a materially adverse change in Participant’s titles or offices with the Company;
(iii)a material reduction by the Company in Participant’s rate of annual base salary or annual target cash bonus opportunity;
(iv)any requirement of the Company that Participant’s principal office location be more than fifty (50) miles from his or her location as of the Grant Date; or

(v)any material breach of the Plan or this Agreement by the Company.
Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if (1) such event occurs as a result of the Company’s placement of Participant in a “consulting status” (within the meaning of Participant’s employment agreement or employment offer letter with the Company) or (2) the Company cures such action, failure or breach within 45 days after receipt of notice thereof given by Participant. Participant’s right to terminate employment for Good Reason shall not be affected by Participant’s incapacities due to mental or physical illness and Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason. Notwithstanding anything to the contrary in this Agreement, no termination will be deemed to be for Good Reason hereunder unless (A) Participant provides written notice to the Company identifying the applicable event within 60 days after Participant becomes aware (or reasonably should have become aware) of such event(s), (B) the Company fails to remedy the event within the applicable cure period following such notice, and (C) Participant terminates his or her employment as a result of such failure to cure within 60 days after the end of such cure period.
(h)“Performance Goals” means, as applicable, any or all of [____], as described in Exhibit B hereto.
(i)“Performance End Date” means the earlier of [____] and the date of consummation of a Change in Control.
(j)“Performance Period” means, as applicable, any or all of the [____].
(k)“Qualifying Termination” shall mean Participant’s Termination of Service as an Employee by the Company without Cause or by Participant for Good Reason. For the avoidance of doubt, the Company’s placement of Participant in a “consulting status” (within the meaning of Participant’s employment agreement or employment offer letter with the Company) shall not constitute a Qualifying Termination.
(l)“Restrictive Covenants” shall mean any confidentiality, intellectual property assignment, non-competition, non-solicitation and other protective covenants contained in any written agreement between the Company (or an affiliate) and Participant.
(m)“[_____] Performance Period” means the period beginning on [____] and ending on the earlier of [____] and the date of a consummation of a Change in Control.
ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
2.1    Vesting; Forfeiture. Subject to Sections 2.2, 2.3 and 2.5, the Earned PSUs will vest according to the vesting schedule in the Grant Notice, except that any fraction of a PSU that would otherwise be vested will be accumulated and will vest only when a whole PSU has accumulated. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest upon the vesting of the PSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates. To the extent any PSUs have not become Earned PSUs as of the Performance End Date, such PSUs automatically will be forfeited and terminated as of such date without consideration therefor.

2.2    Change in Control.
(a)If (i) a Change in Control occurs on or prior to the Vesting Date and (ii) Participant remains in continued service as an Employee until at least immediately prior to such Change in Control or previously experienced a Qualifying Termination, then, effective as of the date of such Change in Control:
(i)a number of PSUs have become or will become Earned PSUs (the “Earned CIC PSUs”) shall be determined in accordance with Exhibit B; and
(ii)(x) to the extent the Award is Assumed in connection with such Change in Control, any such Earned CIC PSUs will convert into a time-vesting award that, following such Change in Control, will remain outstanding and eligible to vest on the Vesting Date, subject to Participant’s continued service as an Employee through the Vesting Date (or as otherwise set forth in Section 2.3(c)); or (y) to the extent the Award is not Assumed in connection with such Change in Control and/or Participant experienced a Qualifying Termination prior to such Change in Control, 100% of any such Earned CIC PSUs will vest as of immediately prior to the consummation of such Change in Control (but subject to any pro-rated vesting described in Section 2.3(a)).
(b)Notwithstanding anything to the contrary contained in Sections 8.2 and 8.3 of the Plan, if, following the application of Section 2.2(a) above, any PSUs have not become Earned CIC PSUs as of (or in connection with) the Change in Control, then any such PSUs automatically will be forfeited and terminated as of immediately prior to the consummation of such Change in Control without consideration therefor.

2.3    Termination of Service.
(a)If Participant experiences a Qualifying Termination prior to a Change in Control and prior to the Vesting Date, the PSUs shall remain outstanding and eligible to become Earned PSUs as of the Performance End Date and vest on the earlier of the Vesting Date and a Change in Control (and, for clarity, if the Qualifying Termination occurs following the Performance End Date but prior to the earlier of the Vesting Date and a Change in Control, the Earned PSUs shall remain outstanding and eligible to vest on such earlier date in accordance with this Section 2.3(a)). The number of Earned PSUs that vest on such earlier date shall be pro-rated to reflect Participant’s time employed and shall equal the product of (x) the number of Earned PSUs, multiplied by (y) a fraction, the numerator of which equals the number of days elapsed from the Grant Date through the date of Participant’s Qualifying Termination, and the denominator of which equals the total number of days from the Grant Date through the Vesting Date; provided, however, that if Participant’s employment agreement with the Company or any of its affiliates provides for additional service-vesting credit, the foregoing numerator shall take into account such additional service-vesting credit up to the number of days elapsed from the Grant Date through the Vesting Date; provided, further, that if a Change in Control occurs within ninety days following the date of Participant’s Qualifying Termination and prior to the Vesting Date, the number of Earned PSUs that vest on the date of such Change in Control will not be pro-rated. To the extent any PSUs (including any Earned PSUs) do not become vested as of the earlier of the Vesting Date and the Change in Control in accordance with the foregoing, such PSUs automatically will be forfeited and terminated as of such earlier date without consideration therefor.
(b)If Participant experiences a Death/Disability Termination prior to a Change in Control and prior to the Vesting Date, then (i) if such Death/Disability Termination occurs prior to [____], a number of PSUs equal to the Target PSUs shall vest as of Participant’s termination date or (ii) if such Death/Disability Termination occurs on or after [____], a number of PSUs equal to the number of [____] PSUs (determined in accordance with Exhibit B) shall vest as of Participant’s termination date, and, in each case, any remaining PSUs will be forfeited and terminated as of such date without consideration therefor.
(c)If Participant experiences a Qualifying Termination or a Death/Disability Termination on or following a Change in Control in which the Award was Assumed, then the Earned PSUs shall vest as of the termination date.
(d)The treatment set forth in this Section 2.3 is subject to and conditioned upon Participant’s (or Participant’s estate’s) timely execution, delivery and non-revocation of a general release of claims in the form prescribed by the Company (the “Release”). The Release shall be delivered to Participant (or Participant’s estate) within 30 business days following the termination date, and Participant (or Participant’s estate) shall have 21 days thereafter (or 45 days, if necessary to comply with Applicable Law) to execute and deliver the Release to the Company.
(e)If Participant experiences a Termination of Service as an Employee for any reason not set forth above, all PSUs that have not become vested on or prior to the date of such Termination of Service (including any Earned PSUs) automatically will be forfeited and terminated as of the termination date without consideration therefor.
2.4    Settlement.
(a)The PSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in cash, to the extent vested, on or within 30 days following the earliest of (i) the Vesting Date; (ii) Participant’s death; (iii) Participant’s “disability” (within the meaning of Section 409A); or (iv) Participant’s “separation from service” (within the meaning of Section 409A) that occurs on or following a Change in Control. Notwithstanding anything to the contrary contained in the foregoing proviso, the exact payment date of any PSUs and Dividend Equivalents shall be determined by the Company in its sole discretion (and Participant shall not have a right to designate the time of payment).
(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A. For the avoidance of doubt, any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c)The amount of cash paid with respect to the PSUs will equal the product obtained by multiplying (i) the Fair Market Value of a Share on the applicable vesting date by (ii) the number of PSUs that vest on such date in accordance with this Agreement.
2.5    Forfeiture.
(a)In consideration of the grant of this Award, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant this Award, Participant hereby acknowledges and agrees that Participant shall continue to be bound by the Restrictive Covenants. In addition, if Participant fails to comply in all material respects with the Restrictive Covenants, then to the greatest extent permitted by Applicable Law (and except as otherwise determined by the Administrator), any PSUs that have not yet been settled (whether vested or unvested) automatically will be forfeited and terminated without consideration therefor (provided that the Company shall provide Participant with written notice of any such non-compliance and not less than 30 days to cure, if curable).
(b)Dividend Equivalents (including any Dividend Equivalent Account balance) will be forfeited on the date the corresponding PSU is forfeited.
ARTICLE III.
TAXATION AND TAX WITHHOLDING
3.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2    Tax Withholding.
(a)Payment of the withholding tax obligations with respect to the Award may be by any of the following, or a combination thereof, as determined by Participant or the Administrator:
(i)Cash or check; or
(ii)In whole or in part by the Company withholding, or causing to be withheld, from amounts payable to Participant upon settlement of the Award, in satisfaction of any applicable withholding tax obligations.
(b)    Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction, or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America).

(c)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents. The Company and its Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
3.3    Section 409A.
(a)General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.
(b)Non-qualified Deferred Compensation. Sections 10.6(b) and (c) of the Plan shall apply to the PSUs, the Dividend Equivalents and this Agreement. For purposes of Section 409A, each PSU (and the right to payment with respect to each PSU) is to be treated as a right to a separate payment. Any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
ARTICLE IV.
OTHER PROVISIONS
4.1    Adjustments. Participant acknowledges that the PSUs and the amounts payable with respect to the PSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2    Clawback. The Award and any amounts payable upon settlement of the PSUs hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Company’s Policy for Recovery of Erroneously Awarded Compensation.
4.3    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.4    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.6    Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.7    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.8    Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the PSUs or Dividend Equivalents without the prior written consent of Participant.
4.9    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.10    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
4.11    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

EXHIBIT B
EARNED PSUS

[See attached.]

EXHIBIT C

CERTAIN DEFINED TERMS

[See attached.]

EXHIBIT D
PEER GROUP COMPANIES

[See attached.]